EXHIBIT 10.8


SARATOGA HOLDINGS I, INC.
A Wholly Owned Subsidiary



June  14, 1999


Randall B. Johnson
The Premium Group
308 West Seventh Street
Georgetown, Texas 78622

Dear Mr. Johnson:

This letter will serve as a letter of intent to document the agreement we have negotiated for The Premium Group and Randall B. Johnson (Premium) role as management consultants to Saratoga Holdings I, Inc, (Holdings). Premium's primary role is to provide management expertise and strategic direction to Holdings for the acquisition of collection companies and consolidation of collection companies. In that regard, Premium's responsibilities will include:

o   Assisting in the completion of the SEC registration.
o   Assisting in the review and due diligence of each candidate company.
o   Providing expertise to Holdings regarding various industry issues.
o   Assisting in the discussion regarding private placement financing.

In return for Premium's role as management consultants to Holdings, Holdings agrees on the following compensation:

Upon the closing of one or more acquisitions of collection companies by Holdings, resulting in pro forma after tax earnings of $4 million, the Premium will be issued 376,668 shares of common stock in Saratoga Holdings I. For acquisitions less than $4 million, Premium will receive a pro-rata portion of approximately 376,668 shares. In addition, Premium must remain active in its role through the first acquisition and continue to take an active role to include total acquisitions of no less than $4 million.

In addition, upon the closing of the first acquisition of one or more collection companies by Holdings, the Premium group will be issued 376,668 warrants for common stock in Saratoga Holdings I Inc. The warrants would be exercisable in two stages, with one-half (188,334 warrants) exercisable beginning one year from the date of the first acquisition of one or more collection companies and expiring three years from the date of the first acquisition of one or more collection companies, and the second one-half exercisable beginning two years after the date of the first acquisition of one or more collection companies and expiring four years after the date of the first acquisition of one or more collection companies. All warrants will be treated in the same manner as the common stock of Holdings subject to dilutions and adjustments. The strike prices would be calculated as follows:

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SARATOGA HOLDINGS I, INC.
A Wholly Owned Subsidiary



For the first 188,334 warrants, the strike price would be calculated as 110% of the average closing price of the stock on the NASDAQ (or other) exchange for the 30 days beginning on the first day of the month beginning not less than 90 days following the closing of the purchase. For the second 188,334 warrants, the strike price for the warrants shall be calculated as 200% of the average closing price of the stock on the NASDAQ (or other) exchange for the 30 days beginning on the first day of the month beginning not less than 90 days following the closing of the purchase.

Randall B. Johnson will serve as President of Holdings up and through the first acquisition at which time Holdings will negotiate a mutually agreed upon employment contract for Randall B. Johnson as President of Holdings.

The owners of Premium and its affiliates shall be deemed to grant to Holdings a 90-day option from the date of the first acquisition of one or more collection agencies to acquire all of the equity ownership or assets of Premium at an EBITDA multiple equal to that of Holdings initial acquisition of one or more collection agencies. The obligations of Holdings under this agreement are subject in their entirety to the approval of Holdings financial partner/investor.

If no acquisitions of collection agencies has been made by Holdings by December 31, 1999, this letter shall terminate and the parties shall have no further obligation here under, unless extended by mutual agreement.

If this is Premium's understanding of our agreement, please signify by countersigning below.




Saratoga Holdings I, Inc.                 Agreed
                                          The Premium Group


By _____________________                  By ____________________
   Chairman                                  Managing Partner


                                          Agreed
                                          Randall B. Johnson


                                          By ____________________